                                                                 EXHIBIT (1)(c)
                         EATON VANCE MUTUAL FUNDS TRUST

                            Amendment and Restatement
                                       of
                Establishment and Designation of Series of Shares
                    of Beneficial Interest, Without Par Value

                   (as amended and restated October 17, 1997)

         WHEREAS, the Trustees of Eaton Vance Mutual Funds Trust, a Massachusetts business trust (the "Trust"), have previously designated separate series (or "Funds"); and

         WHEREAS, the Trustees now desire to add an additional series and establish classes thereof (i.e., Eaton Vance Municipal Bond Fund) and to further redesignate the series or Funds pursuant to Section 5.1 of Article V of the Trust's Amended and Restated Declaration of Trust dated August 17, 1993 (as further Amended) (the "Declaration of Trust");

         NOW, THEREFORE, the undersigned, being at least a majority of the duly elected and qualified Trustees presently in office of the Trust, hereby divide the shares of beneficial interest of the Trust into sixteen separate series ("Funds"), each Fund to have the following special and relative rights:

             1.  The Funds shall be designated as follows:

                 EV Classic Government Obligations Fund
                 EV Marathon Government Obligations Fund
                 EV Traditional Government Obligations Fund
                 EV Classic High Income Fund
                 EV Marathon High Income Fund
                 EV Classic Strategic Income Fund
                 EV Marathon Strategic Income Fund
                 EV Marathon Tax-Managed Growth Fund
                 EV Traditional Tax-Managed Growth Fund
                 EV Classic Tax-Managed Growth Fund
                 Eaton Vance Cash Management Fund
                 Eaton Vance Liquid Assets Fund
                 Eaton Vance Money Market Fund
                 Eaton Vance Municipal Bond Fund
                 Eaton Vance Short-Term Treasury Fund
                 Eaton Vance Tax Free Reserves
                 Eaton Vance Tax-Managed Emerging Growth Fund

         2. Each Fund shall be authorized to invest in cash, securities, instruments and other property as from time to time described in the Trust's then currently effective registration statements under the Securities Act of 1933 and the Investment Company Act of 1940. Each share of beneficial interest of each Fund ("share") shall be redeemable, shall be entitled to one vote (or fraction thereof in respect of a fractional share) on matters on which shares of that Fund shall be entitled to vote and shall represent a pro rata beneficial interest in the assets allocated to that Fund, all as provided in the Declaration of Trust. The proceeds of sales of shares of each Fund, together with any income and gain thereon, less any diminution or expenses thereof, shall irrevocably belong to such Fund, unless otherwise required by law. Each share of a Fund shall be entitled to receive its pro rata share of net assets of that Fund upon liquidation of that Fund.

         3. Shareholders of each Fund shall vote separately as a class to the extent provided in Rule 18f-2, as from time to time in effect, under the Investment Company Act of 1940.

         4. The assets and liabilities of the Trust shall be allocated among the above-referenced Funds as set forth in Section 5.5 of Article V of the Declaration of Trust, except as provided below:

         (a) Costs incurred by each Fund in connection with its organization and start-up, including Federal and state registration and qualification fees and expenses of the initial public offering of such Fund's shares, shall (if applicable) be borne by such Fund and deferred and amortized over the five year period beginning on the date that such Fund commences operations.

         (b) Reimbursement required under any expense limitation applicable to the Trust shall be allocated among those Funds whose expense ratios exceed such limitation on the basis of the relative expense ratios of such Funds.

         (c) The liabilities, expenses, costs, charges and reserves of the Trust (other than the management and investment advisory fees or the organizational expenses paid by the Trust) which are not readily identifiable as belonging to any particular Fund shall be allocated among the Funds on an equitable basis as determined by the Trustees.

         5. The Trustees (including any successor Trustees) shall have the right at any time and from time to time to reallocate assets and expenses or to change the designation of any Fund now or hereafter created, or to otherwise change the special and relative rights of any such Fund, and to terminate any Fund or add additional Funds as provided in the Declaration of Trust.

         6. Any Fund may merge or consolidate with any other corporation, association, trust or other organization or may sell, lease or exchange all or substantially all of its property, including its good will, upon such terms and conditions and for such consideration when and as authorized by the Trustees; and any such merger, consolidation, sale, lease or exchange shall be deemed for all purposes to have been accomplished under and pursuant to the statutes of the Commonwealth of Massachusetts. The Trustees may also at any time sell and convert into money all the assets of any Fund. Upon making provision for the payment of all outstanding obligations, taxes and other liabilities, accrued or contingent, of such Fund, the Trustees shall distribute the remaining assets of such Fund ratably among the holders of the outstanding shares. Upon completion of the distribution of the remaining proceeds or the remaining assets as provided in this paragraph 6, the Fund shall terminate and the Trustees shall be discharged of any and all further liabilities and duties hereunder with respect to such Fund and the right, title and interest of all parties with respect to such Fund shall be canceled and discharged.

         7. The Declaration of Trust authorizes the Trustees to divide each Fund and any other series of shares into two or more classes and to fix and determine the relative rights and preferences as between, and all provisions applicable to, each of the different classes so established and designated by the Trustees. Eaton Vance Tax-Managed Emerging Growth Fund shall have classes of shares established and designated as Class A, Class B, Class C and Class I shares. Eaton Vance Municipal Bond Fund shall have classes of shares established and designated as Class A, Class B and Class I shares. The Trustees may designate additional classes in the future. For purposes of allocating liabilities among classes, each class of that Fund shall be treated in the same manner as a separate series.

         This Amended and Restated Establishment and Designation of Series is subject to the Amendment to the Declaration of Trust dated June 23, 1997, which amendment remains in full force and effect.

Dated:  October 17, 1997


/s/   Donald R. Dwight                            /s/   Norton H. Reamer
---------------------------                       ---------------------------
      Donald R. Dwight                                  Norton H. Reamer


/s/   M. Dozier Gardner                           /s/   Samuel L. Hayes, III
---------------------------                       ---------------------------
      M. Dozier Gardner                                 Samuel L. Hayes, III


/s/   James B. Hawkes
---------------------------                       ---------------------------
      James B. Hawkes                                   John L. Thorndike


/s/   Jack L. Treynor
---------------------------
      Jack L. Treynor